Exhibit 10.45

Bank Credit Certificate No. (Business Check)
Place of issue SÃO PAULO

Date of issue                                06/20/2011

I (we) shall pay for this BANK CREDIT CERTIFICATE, in the current local currency, to BANCO SAFRA S/A, with its principal place of business at Avenida Paulista, 2.100, CEP 01310-930, city of São Paulo - SP, enrolled under the National Registry of Legal Entities (CNPJ) no. __, hereinafter referred to simply as SAFRA or by its order, the certain, net and payable amount mentioned in field 01 below, plus the charges, in the method, place of payment and maturity provided for in this preamble, all of which under the terms of the clauses and conditions set forth in this Certificate.

OPERATION CHARACTERISTICS

1- Global credit limit
R$ 500,000.00	, divided into two sub-limits, namely:

01.1-Sub-Iimit A	01.2- Sub-limit B
R$ 500,000.00

R$ 0.00

2- Final maturity
3- 03- Commission
04- Interest rate / 19/09/2011 X	0.000000 % of the global credit limit
3.950000 % per month
05- Effective interest rate
06 – Place of payment SÃO PAULO
3.950000 % per month
59,181988 % per annum

07- Place of release of funds:
Branch: 09700
Checking account:

08- Charges levied on the value used of credit which may occasionally surpass the amount available for use:

0.000000 % per month

09- Other charges and expenses

09.1 Taxes and contributions:
0.9.1.1 IOF – rate of:

a)	0.004100 % per day, levied on the sum of the daily outstanding balances assessed on the last day of each month or on the maturity of this Certificate.
b)	0.380000% levied on the monthly sum of the daily accruals of the outstanding balances.

Rates in force on the contracting date of the operation applied as per the specific legislation

9.2  Tariffs and other expenses
Business check opening tariff – R$ 40.00
Business check maintenance tariff, due on a monthly basis, every thirty (30) days counted as of the issue of the present Certificate;
Business check renewal tariff, in case the operation is renewed, due on the maturity day of the operation or any of its renewals;

THE VALUES OF THE TARIFFS ARE FOUND DISCRIMINATED IN THE TABLES OF RATES OVER SERVICES POSTED IN THE PREMISES OF THE SAFRA BRANCHES AND DISCLOSED IN ITS WEBSITE

10. Criterion for determination of the value available for use regarding SUB-LIMIT B.

Trade notes

Credit rights arising out of the invoicing of credit/debit cards.

Third-party issued checks

Financial investments

11. Guarantee(ies) – as per the attached instruments(s)

Fiduciary assignment

Statutory lien

Mortgage

Pledge

Suretyship

Others

GENERAL CONDITIONS

1- OBJECT

1st Through this Certificate, issued in three (3) counterparts and delivered to SAFRA by the ISSUER, SAFRA opens and the ISSUER accepts a revolving credit up to the limit declared in field "01" of the preamble, of which the ISSUER may dispose of after twenty-four (24) hours counted as of the present date, all at once or in installments, by means of checks, receipts, payment orders, DOC or TED (wire transfer).
SOLE PARAGRAPH: As per the understanding between SAFRA and the ISSUER, the credit limit open hereby is divided in two sub-limits, as per fields "01.1" and "01.2" above, which may be used by the ISSUER as per the conditions established in Clause 2 below.

CONDITIONS FOR CREDIT USE

2nd The credit limit use by the ISSUER shall observe the provisions in the items below:
(I)
as to SUB-LIMIT A, the ISSUER may use the credit, up to the value indicated in field "01.1" above, during the whole effectiveness term of the present operation, provided it is performing all of its obligations set forth in this Certificate;

(II)
as to SUB-LIMIT B, the ISSUER may make withdrawals in an amount equivalent to up to zero percent (0.0000%) of the total outstanding balance, and updated as a result of the other credit operations which the ISSUER has contracted or may contract with SAFRA, and which contains the guarantee of which object are assets similar to those indicated in field "10" above, by always respecting the maximum limit determined in field "01.2", such fields being an integral part of the preamble of this Certificate. PARAGRAPH ONE: In view of the provisions in item (ii) the caput of this clause, the ISSUER declares to be fully aware and agreeable that the value available for its use regarding SUB-LIMIT B may suffer constant flotation, as a result of eventual variations of the outstanding value of its responsibility, the ISSUER, and arising out of other credit operations, but never surpassing the sum indicated in field "01.2" of the preamble. PARAGRAPH TWO: It is expressly agreed that the percentage set forth in item (ii) of the caput of this clause may be, at any time, changed by SAFRA, in which case the ISSUER will receive a notice sent by SAFRA by electronic means or any other means, and the new percentage enters into force on the same date of receipt of said notice by the ISSUER.

 FINAL MATURITY OF THE CREDIT

3rd The present Certificate shall become due on the date established in field "02" of the preamble, so that, on that date, regardless of the contractual conditions herein, the open credit limit should be fully covered, along with the charges due.

PARAGRAPH ONE: Notwithstanding the provisions in the caput of this clause, this Certificate may be terminated by mere denunciation, performed by SAFRA or by the ISSUER, (i) if by SAFRA, upon notice via electronic means of interaction between SAFRA and the ISSUER and/or filed notice, or (ii) by the ISSUER, by means of filed notice, producing the denunciation for its legal effects as of the date of receipt of the respective notice by the recipient, and the credit limit should then be promptly and fully covered by the ISSUER, along with the due charges.

PARAGRAPH TWO: SAFRA is entitled, at its sole criterion and upon a simple notice sent to the ISSUER via electronic means or any other means, indicating the new period, limit, charges and other conditions, with at least five (5) days prior notice to the final maturity of this Certificate or any renewal, to renew the present credit opening, falling to the ISSUER, if it does not have any intentions for such renewal, to manifest in writing to SAFRA up to one (1) day before the end of said term.

PARAGRAPH THREE: It is also expressly agreed that the credit limit opened hereby may be, at any time, reviewed by SAFRA, in which case the ISSUER will receive a notice sent via an electronic means or any other means, with the new credit limit entering into force on the same date of receipt of said notice by the ISSUER.

4th Considering the revolving nature of the credit opening, the coverage of outstanding balances which are verified will be performed by means of cash deposits, under the terms of Clause 9 below, and/or by means of credits through usual documents in the national banking system, always in favor of SAFRA; in the latter case, the charges will be calculated until the day when the funds are free and available in a bank reserve

CHARGES AND OTHER EXPENSES

5th Interest at the rate determined in field "05" of the preamble, which will be capitalized daily, will be levied on the daily outstanding balance of the ISSUER. For the purposes of the calculation, scope and incidence of charges, the banking business days will be solely considered. For obtaining the daily rate, decapitalizing the interest rate (field "05") by the number of business days existing in the month will suffice

PARAGRAPH ONE: The commission indicated in field "03" and the other charges and expenses set forth in field "09" will also be due by the ISSUER, both in the preamble, and SAFRA is hereby expressly authorized irrevocably and irreversibly to debit the respective values of the checking account of the ISSUER kept at Banco SAFRA S/A or yet to deduce such values from the disbursement(s) subject matter herein. The commission and business check coverage tariff will be due by the time the credit limit is made available to the ISSUER, under the terms of Clause 1 above.

PARAGRAPH TWO: If, eventually, the outstanding balance of the ISSUER resulting from this Certificate surpasses the credit limit available for use, the charges determined in field "08" of the preamble, capitalized on a daily basis, will be levied on the amount surpassed, from the verification of excess to the effective coverage of the debit, instead of the interest rate indicated in field "04.

PARAGRAPH THREE: Is is expressly adjusted that the charges levied on the present operation may suffer changes, upon previous communication to the ISSUER entered in its bank statement, and the new charges will apply only as of the first (1st) business day of the month subsequent to the change.

PARAGRAPH FOUR: The Financial Transaction Tax (IOF) will be supported exclusively by the ISSUER, by assessing its value according to (i) the rate indicated in field “09.1.1(a)” of the preamble levied on the sum of outstanding balances assessed on the last day of each month or on the maturity of the certificate, including in the postponement and/or renewal, and (ii) rate indicated in field “09.1.1(b)” of the preamble, levied on the monthly sum of daily accruals of the debtors.

PARAGRAPH FIVE: The tariffs discriminated in field "09.2" of the preamble will also be due by the ISSUER.

6th The ISSUER undertakes to make the payment of the sums related to the obligations assumed herein, at the appropriate times and under the terms of the rules contained in Clauses 9 and 12 below, in the head office of SAFRA, or in any of its branches or premises, or still in a location which may be previously indicated in writing by it. Such sums should be paid under the conditions specified in Clause 9 below.

- Guarantees

7th So as to assure full, faithful and proper performance of all obligations, principal and accessory, arising out of this Certificate, the guarantee(s) mentioned in field "10" of the preamble is(are) given to SAFRA, by a separate instrument(s) which shall be an integral part of this Certificate for all legal purposes and effects.

8th SAFRA may, at any time, require the provision of guarantees aimed at assuring compliance with the obligations incurred because of the present Certificate, or demand the reinforcement of the guarantees already established, in this last case provided that the supervening events may, anyhow, undermine or reduce the value and/or liquidity of these guarantees. If the request is no longer met by the ISSUER within fifteen (15) days counted as of the receipt of the written request from SAFRA sent by mail registration, with protocol, or through Registries of Deeds and Documents, the debt shall be considered as an overdue debt in anticipation, with all the financial supplies, regardless of any other official order or notification.

9a It is hereby agreed that all the guarantees connected to this Certificate, or that may be incorporated to it, shall be considered common to all transactions entered into  between SAFRA, or any member companies of "Organizações Safra", and the ISSUER or other companies which, in relation to the same ISSUER, are associated, holding, related or controlled, considered as such according to the definition provided in Article 243 and the sections of Law No. 6.404 of 12.15.1976, and the tax legislation, hereinafter simply called COMPANIES. Therefore, the Issuer irrevocably authorizes SAFRA and/or any of the companies of “Organizações Safra"  to exercise, as for the providers of these guarantees, whether they are real or personal, and/or as for their object, all the rights conferred by the instruments which formalize them and by means of the civil and commercial law, especially those relating to the fiduciary property, pledge, mortgage, surety bond, and in particular, but not limited to, the rights to sell, dispose of, assign or transfer the assets or rights pledged as collateral, to redeem them or get their proceeds. Due to the provisions herein, SAFRA and/or the member companies of “Organizações Safra" are expressly authorized to use the proceeds from the realization of the existing guarantees in the settlement or amortization of any debt resulting from the transactions made with the ISSUER and/or the COMPANIES.

- PAYMENT

10th The payment of the principal and charges, both those provided in field "04" and those indicated in field "08", as the case may be, will occur under the following conditions: (i) principal amount: due on the final maturity of this Certificate, determined in field "02" of the preamble; and (ii) charges: due on the first business day of every month. The parties agree that all and any payment of the ISSUER to SAFRA arising out of the present Certificate will be performed, at the appropriate times, upon a debit made in the checking account held by the ISSUER, kept at Banco Safra S/A, for credit of SAFRA, being the latter authorized to perform the procedures and entries needed for this purpose. For such, the ISSUER undertakes to timely supply said checking account with free and available resources, in a banking reserve, necessary to perform such debits.

11th The ISSUER and the GUARANTOR(S) authorize, irrevocably and irreversibly, that their respective checking accounts at Banco Safra S/A be debited, for any sums due or which may become due, as the principal and accessories, any  charges and accretions, late payment surcharge, interest in arrears, penalties, attorney’s fees, taxes, expenses and other sanctions expressed in this Certificate or in any other instrument entered into with SAFRA and/or with any other companies belonging to "Organizações Safra", which payment has not been performed fully, in the corresponding due date, contractually stipulated, with the credit and/or transfer of said sums being consequently authorized to SAFRA and/or the abovementioned companies for amortization or settlement of the outstanding debit, including the principal and other values appraised in this clause. All and any expenses, including any kind of tax charges, incurring and/or arising out of the compliance with the stipulation in the present clause, shall be borne and under the sole responsibility of the ISSUER, and the respective amount, once assessed, should be added to the total debit of the latter.

12th The ISSUER also authorizes SAFRA to debit on its checking account, any values due by it, the ISSUER, and/or by the COMPANIES to SAFRA, resulting from trade notes, promissory notes, drafts and any other negotiable instruments, overdue and unpaid, under the responsibility of the ISSUER and/or of the COMPANIES, which have been discounted or pledged as collateral to SAFRA, or also of which collection has been assigned to it by the respective creditors. Without prejudice to the authorization granted herein, which may exercised by SAFRA at any time and if no balance is verified in the checking account of the ISSUER, which may make it impossible to perform the debit allowed, SAFRA is still, hereby, expressly and irrevocably authorized to use the values, credits, applications and assets dealt with in Paragraphs One and Two of Clause 13, in the amortization or settlement of the debits subject matter of this clause.

13th The expressions "coverage of the outstanding balance", "settlement of outstanding balance", "payment" and "amortization" contained in the present instrument, its attachments and addenda, shall always mean compliance with such obligations by the ISSUER upon delivery of funds in a checking account held by it at Banco Safra S/A, as free, unblocked, transferable and available in bank reserves, in order to accommodate the debit on the maturity dates (original or early, as these may be authorized by SAFRA, or required by it, in case one of the hypotheses provided by law or herein occur) of the amortization installments on the final due date of the principal and related interest, as the case may be, of the present credit operation, of the respective charges, including the default charges, without prejudice to the payment, to the rates or tariffs related to the bank services and products effectively used.

PARAGRAPH ONE: In case there are funds in the checking account, but unavailable or not released yet in the bank reserves on the maturity date of the amortization installment or of the final installment, SAFRA is entitled to proceed to the debit on the checking account of the ISSUER kept at Banco Safra S/A for the funds necessary to settle the obligation, as well as the charges due by the withdrawal on a bank reserve unavailable and the eventual taxes and other costs or expenses arising out of said withdrawal. The provisions in this First Paragraph does not impair at all the right of SAFRA to debit or redeem other assets of the ISSUER to satisfy the mentioned charges, cost and expenses, as permitted by the law or herein, or to charge them in another way that is allowed or not barred by law.

PARAGRAPH TWO: In case of coverage of the outstanding balance of this Certificate, even before its final maturity by means of transfer of funds originating from the compensation system, such coverage of the outstanding balance will only be considered performed when the funds so transferred are free, unblocked and available in bank reserves falling due, therefore, up to the moment of availability of the bank reserves, and the interest and charges contracted in the present credit opening operation.

- Default and Early Payment

14th The early maturity of the ISSUER’s total debt, besides the other hypothesis foreseen in this instrument will be legally applied, regardless of any judicial or extrajudicial notification, for the purposes of Article 397 of the Civil Code, in the following cases: a) if the Issuer fails to perform any obligation assumed herein; b) in case any of the causes considered in articles 333 and 1.425 of the Civil Code occurs; c) if any negotiable instrument is protested against the ISSUER; d) if the ISSUER and/or the COMPANIES and/or the COMPANIES, and/or the GUARANTOR(S) and/or the legal person surety(ies) has(have) its bankruptcy or judicial and extrajudicial recovery required, granted or decreed; e) if, without the express consent of SAFRA, the ISSUER, and/or the COMPANIES, and/or the GUARANTOR(S) and/or the legal person surety(ies) has(have), fully or partially, its controlling interest granted, transferred or, by any other means, disposed of, or suffer(s) any transformation, incorporation, spin-off or merger operation; f) if the ISSUER, and/or the COMPANIES, and/or the GUARANTOR(S) and/or the legal person surety(ies) default(s) on its obligations and/or do not settle, on the respective maturity, the debit under (its)their responsibility arising out of other instruments, agreements or credit operations entered into with SAFRA and/or any of the companies which are part of "Organizações Safra"; g) if any declaration, information or document which has been, respectively, signed, provided or delivered by the ISSUER is verified as false h) if, by any reason, the maturity of debts under the responsibility of the ISSUER, and/or of the COMPANIES, and/or of the GUARANTOR(S) and/or of the legal person surety(ies) is declared by any third-party creditor; i) if the Credit Information System of the Brazilian Central Bank dealt with by the normative acts issued by the National Monetary Council and/or Brazilian Central Bank, and/or another system which, in virtue of a legal standard, complements or substitutes it, and/or any other credit information system or service, either private or state-owned, points out any default on the obligations of the ISSUER, and/or of the COMPANIES, and/or of the GUARANTOR(S) and/or of the legal person surety(ies); j) if the ISSUER suffers and adverse change in its equity and/or financial situation; and I) if the ISSUER, and/or the COMPANIES, and/or the GUARANTOR(S) and/or the legal person surety(ies) to file a suit against SAFRA or any of the companies belonging to "Organizações Safra" with any legal process.

PARAGRAPH ONE: In case of any total or partial default and/or of early maturity of the ISSUER’s obligations, arising out of any instrument or security, including, but not limited to, the present Certificate, the net and payable bonds (in advance or not) of SAFRA shall be considered as extinguished, by operation of law, towards the ISSUER, up to the amount in which it is compensated with net and payable bonds (in advance or not) of the ISSUER towards SAFRA and resulting from the same instruments or securities, including, but not limited to, the present Certificate, all of which regardless of prior notice or notification of any kind. It is hereby clarified that the partial compensation shall not relieve the ISSUER and/or the real or personal guarantor(s), including, but not limited to, sureties, either natural or legal persons, who shall remain responsible for the remaining balance of their obligations and respective increments, until total settlement with SAFRA.

PARAGRAPH TWO: For settlement of all obligations of the ISSUER, in case the compensation dealt with in the previous paragraph does not occur, or the remaining balance referred to in the end of the same paragraph, if the compensation is partial, after the performance, if any, of the real guarantees represented by fiduciary assignment and/or pledge of an instrument and/or securities and/or any financial investments, without prejudice to the foreclosure of the other guarantees constituted of the present Certificate, all credits, existing values in investment accounts, investments in fixed and/or variable income securities, and/or public or private securities, negotiable instruments in collection, precious metals, any funds, savings accounts, or any assets or other modalities of applications practiced in the financial and/or capital market which the ISSUER and/or the GUARANTOR(S), and/or the legal person surety(ies) hold(s) at SAFRA, and/or which are or will be administered and/or held in custody by Banco Safra S/A, Banco J. Safra S/A, Banco Safra de Investimento S/A, Administração de Recursos S/A, Safra Seguros Gerais S/A, Safra Vida e Previdência S/A, Safra Corretora de Valores e Câmbio Ltda., Safra Distribuidora de Títulos e Valores Mobiliários Ltda., or Safra Leasing S/A - Arrendamento Mercantil, as well as with any other companies belonging to "Organizações Safra", may be used by SAFRA. For such, the companies of "Organizações Safra" above mentioned are forthwith, irreversibly and irrevocably, authorized to, as may be the case and under the terms and condition they believe to be convenient: a) to get custody, redeem, dispose of to third parties, grant and transfer credits, rights and obligations, compensate, or in any way dispose of or receive the product of such instruments, applications and assets, transferring the respective funds to SAFRA, as soon as the default or either ordinary or early maturity of the ISSUER’s debit occurs; and b) sign transfer agreements, transaction notes, receipts, custody transfers, and all other documents which might be necessary for compliance with the provisions in this paragraph. All taxes, expenses or charges of any nature falling upon such operation(s) will be borne by the ISSUER.

DELAY IN PAYMENT AND LATE PAYMENT SURCHARGE

15th In case of default on any of the obligations assumed by the ISSUER, and without prejudice to the provisions of the other Clauses of this Certificate, it should be levied on the debit values: (i) late payment surcharge, calculated on a daily basis over the debit in arrears, as of the maturity date up to the effective day of payment, as per the rates that SAFRA is practicing by the time, and, as this is judicial collection, according to the rates adjusted herein, (ii) interest in arrears of one percent (1%) per month, calculated on a daily basis, over the total debit update as established in item "i" above, and (iii) non-compensating indivisible contractual penalty, of two percent (2%) over the value of the debit calculated in the form set forth in items "i" and “ii” above.

SOLE PARAGRAPH The receipt of the principal and any accretion, even without caveats, shall not constitute an assumption of settlement of the charges or any other due amount.

16th THE GUARANTOR(S) of this Certificate appear(s), also in this act, in the condition of joint debtor(s), expressly agreeing with the terms herein, assuming joint and several liability along with the ISSUER, irrevocably and irreversibly, for total and full settlement of the debt, comprising the principal and accessories, any charges and accretions, late payment surcharge, interest in arrears, penalties, attorney’s fees, expenses and other sanctions expressed in this Certificate, confirming and recognizing everything as net, certain and payable.

TAXES AND BURDEN

17th The burdens resulting from all and any levies, taxes, fees, social, fiscal, parafiscal contributions, or others, as well as for the respective increases, changes in the calculation base or computation period, readjustments and default charges, taxes and contributions, these already existing or which may be created in the future and which are or may be supported by SAFRA, arising out of this Certificate, including, among others (taxes and contributions), those calculated based on any gross or net revenue, by restricting proportionally in this last case the ISSUER’s responsibility for the tax burden resulting from the revenue from the Certificate, which may or not integrate the global (gross or net) revenue of SAFRA shall be the responsibility of the ISSUER and fully supported by it. It is also the responsibility of the ISSUER all and any burdens which may be suffered by SAFRA as a result of the creation, increase in the rate, change in the calculation base or computation period, of fits or compulsory collections levied, either directly or indirectly over the raising of necessary funds to keep this Certificate, or yet, any burdens which may be levied on the assets of SAFRA.

PARAGRAPH ONE: The abovementioned burden payment shall be performed by the ISSUER to the extent or in the proportion of the amounts due based on this Certificate, whether as a principal, correction, monetary update, exchange variation, interest, rates and other monies, and nonperformance thereof shall constitute default of the present instrument, with the consequences and sanctions for such provided herein, including, but not limited to, the early maturity. In case, after the settlement of the abovementioned sums, any difference due by the ISSUER is verified in virtue of the present clause, the ISSUER will be notified of such difference, which should be promptly settled by it.

PARAGRAPH TWO: All and any expenses arising out of this Certificate shall still be borne by the ISSUER, such as, but not limited to, notarial fees.

- ADDITIONAL PROVISIONS

18th SAFRA may, at any time, grant, transfer, or exert, fully or partially, the rights and obligations, negotiable instruments, shares and guarantees from this Certificate, regardless of notice or authorization of any kind, as well as issue the Bank Credit Certificate backed on the present instrument, and may freely negotiate it in the market.

19th The ISSUER undertakes, during the term of the present Certificate and up to the final compliance with the obligations assumed herein, to submit to SAFRA, duly attached by the profit and loss account statement, a copy of its semi-annual balance sheet and annual balance sheet.

20th The ISSUER, the GUARANTOR(S) and the THIRD PARTY GUARANTOR(S), hereby expressly authorize SAFRA and/or any finance company belonging to "Organizações Safra" to enter the information obtained from the ISSUER, to the GUARANTOR(S) and to the THIRD PARTY GUARANTOR(S), as well as checking the information consolidated on their behalf, in the Credit Information System of the Central Bank, dealt with in the normative acts issued by the National Monetary Council and/or the Brazilian Central Bank.

21st It is established that, if any of the parties refrain from exercising the rights or powers which they enjoy in this Certificate or else if they agree with the delays in compliance with the obligations in charge of the other party, those rights and powers shall not be affected, and may be exercised at any time by the non-defaulting party, at its sole discretion, with those acts of tolerance not implying in any other waiver or amendment of the conditions established in this Certificate or obliging the non-defaulting party to the maturities and defaults.
22nd If, to defend the rights originating from this Certificate, or in order to obtain what is due to it, SAFRA needs to resort to administrative or judicial means, it shall have the right to the contractual penalty provided above, besides the resulting legal costs and expenses and attorney’s fees calculated at the proportion of twenty percent (20%) of the same debit.

23rd THE PARTIES ELECT THE CENTRAL COURT OF THE JUDICIAL DISTRICT OF SÃO PAULO - SP (JOÃO MENDES JÚNIOR) AS COMPETENT TO TAKE COGNIZANCE OF AND SETTLE ANY DOUBTS OR ISSUES WHICH PERCHANCE MAY RESULT FROM THIS CERTIFICATE, AND THE SAME COURT MAY STILL BE DETERMINED BY THE JUDICIAL DISTRICT WHERE THIS INSTRUMENT IS SIGNED.

ISSUER

Name/Company name

CIMCORP COM INT E INFORM S/A

Address/Head Office: ALAMEDA MADEIRA 258

City: Barueri

State: SP

CPF/CNPJ:

GUARANTOR (1)

Name/Company name: JURI SAUKAS

Address/Head Office:

City:

State: SP

CPF/CNPJ:

Spouse/Companion of the GUARANTOR (1)

Name: IOCO SATO SAUKAS

Address:

City:

State: SP

CPF:

GUARANTOR (2)

Name/Company name

Address/Head Office

City

State

CPF/CNPJ

Spouse/Companion of the GUARANTOR (2)

THIRD PARTY GUARANTOR (1)

Spouse/Companion of the THIRD PARTY GUARANTOR (1)

THIRD PARTY GUARANTOR (2)

Spouse/Companion of the THIRD PARTY GUARANTOR (2)

COMMUNICATION RELATED TO THE CREDIT INFORMATION SYSTEM (SCR)

In virtue of the issue of new rules by the National Monetary Council, which aim at changing and consolidating the regulation related to the supply of information about the credit operations to the Brazilian Central Bank (BACEN), "Organizações Safra" hereby communicates to the parties that: a) the debts and responsibilities arising out of the operations with credit characteristics performed by the customers will be recorded in the Credit Information System (SCR); b) the SCR aims at (i) providing information to BACEN for the purposes of supervision of the credit risk which the financial institutions are exposed to, and (ii) promoting the exchange of information between these institutions, about the amount of debits and responsibilities of the customers in credit operations, aiming at subsiding the credit and business decisions; c) the customers may have access to the data appearing in their names on the SCR by means of the BACEN’s Public Service Center (CAP); d) requests for corrections, of exclusions and records of legal processes and expressions of dissent as to the information contained of SCR should be addressed to "Organizações Safra" by means of a substantiated written request, as may be the case, attached of the respective court decision; e) the query on any information of the SCR will depend on the previous authorization of the customers.

Safra Service Center: 0300 105 1234 Custom service, Mon through Fri, 9 am – 7 pm, except on holidays	Legal Person Support Center: São Paulo Capital and Greater São Paulo (11) 3175-8248 Other Locations 0800 015 75 75 Custom Service, Mon through Fri, 8 am – 7:30 pm, except on holidays.
SAC – Customer Service: 0800 772 5755 - 24/7	Ombudsman (in case you have already contacted the SAC and are not satisfied: 0800 7701236, Mon through Fri, 9 am – 6 pm, except on holidays.